EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for stock options as of October 1, 2005) dated August 31, 2007 relating to the financial statements and financial statement schedule of Panolam Industries International, Inc. appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

September 28, 2007